Exhibit 5.2

November 5, 2020

Board of Directors

Fusion Fuel Green PLC

10 Earlsfort Terrace

Dublin 2

D02 T380, Ireland

Re:	Fusion Fuel Green PLC

Ladies and Gentlemen:

We have acted as United States counsel to Fusion Fuel Green PLC, a public company limited by shares, incorporated under the laws of Ireland (the “Company”), in connection with the registration statement on Form F-4 (File No. 333-245052) filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 12, 2020, as amended from time to time (the “Registration Statement”), covering up to (i) 14,783,356 Class A Ordinary Shares of the Company (the “Class A Ordinary Shares”), which Class A Ordinary Shares shall be issued in connection with that certain Business Combination Agreement by and among the Company, HL Acquisitions Corp., a company organized under the laws of the British Virgin Islands (“HL”), Fusion Welcome – Fuel, S.A., a public limited company domiciled in Portugal, sociedade anónima (“Fusion Fuel”), Fusion Fuel Atlantic Limited, a company organized under the laws of the British Virgin Islands, and the shareholders of Fusion Fuel, dated as of June 6, 2020, as amended and restated on August 25, 2020 and as may be further amended from time to time (the “Business Combination Agreement”), and (ii) 7,750,000 warrants to purchase Class A Ordinary Shares of the Company (the “Warrants”), which shall be automatically adjusted from warrants to purchase ordinary shares of HL (the “HL Warrants”) into the Warrants in the manner described in the Business Combination Agreement, and pursuant to that certain Novation Agreement which is anticipated to be entered into by HL, the Company, and Continental Stock Transfer & Trust Company, a New York corporation (“Warrant Agent”), filed as Exhibit 4.9.1 to the Registration Statement (the “Novation Agreement”), and the Amended and Restated Warrant Agreement which is anticipated to be entered into by the Company and Warrant Agent, filed as Exhibit 4.9.2 to the Registration Statement (the “Warrant Agreement”).

In connection with this opinion letter, we have reviewed the Business Combination Agreement, the Registration Statement, the Novation Agreement, and the Warrant Agreement, including the schedules and exhibits thereto (collectively, and including such schedules and exhibits, the “Transaction Documents”), and have also relied on such other documents as we have deemed necessary and relevant as the basis for the opinions set forth below. In our examination of the foregoing, we have assumed, without independent verification, (i) the genuineness of all signatures (whether original or photostatic), (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies, (iii) that the documents submitted to us as final forms will remain unchanged when executed in connection with a closing of the Business Combination Agreement and the transactions contemplated thereby, (iv) the legal capacity, competence, power and authority of each party executing any document, (v) that the Transaction Documents, when executed, will constitute the valid and binding obligations, enforceable in accordance with their terms, of all parties thereto (other than the Company’s obligations with respect to the Warrants pursuant to the Warrant Agreement), (vi) the due execution and delivery of the Business Combination Agreement, and (vii) that the Registration Statement will have become effective under the Securities Act.

As to questions of fact relating to our opinion, we have relied upon representations and warranties made or to be made (as applicable) by the parties to the Transaction Documents and related instruments and other documents, and upon certificates obtained from and representations made by officers of the Company and public officials, and have undertaken no independent verification.

This opinion is qualified by, and we render no opinion with respect to, the following:

(i) We express no opinion as to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent conveyances, preferential transfers and equitable subordination.

(ii) Our opinions are qualified by the limitations imposed by general principles of equity (including, without limitation, concepts of equitable discretion, materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law)), upon the availability of equitable remedies, and by the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

(iii) We express no opinion herein as to any provision of any agreement (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Transaction Documents on the validity or enforceability of any other provision thereof, (d) requiring the payment of penalties, consequential damages or liquidated damages, (e) which is in violation of public policy, (f) purporting to indemnify any person against his, her or its own negligence or intentional misconduct, (g) which provides that the terms of any such agreement may not be waived or modified except in writing, or (h) relating to choice of law or consent to jurisdiction.

(iv) We express no opinion herein as to the enforceability of any indemnification provisions in the Transaction Documents.

(v) We express no opinion herein with respect to the laws of any jurisdiction other than the laws of The State of New York.

Based upon and subject to the qualifications and assumptions set forth herein, we are of the opinion that the Warrants, immediately following the automatic adjustment of the HL Warrants into the Warrants in the manner described in the Business Combination Agreement, and upon and subject to the due execution, delivery and effectiveness of the Novation Agreement and the Warrant Agreement, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

In rendering this opinion, we expressly rely on (a) the legal opinion of Arthur Cox, Irish counsel to Parent, filed as Exhibit 5.1 to the Registration Statement (the “Arthur Cox Opinion”), (b) the legal opinion of Maples and Calder, British Virgin Islands counsel to HL (the “BVI Opinion”), filed as Exhibit 5.1 to the registration statement of HL on Form S-1 (File No. 333-225520) filed with the SEC under the Securities Act, on June 8, 2018, as amended (the “HL Registration Statement”), and (c) the legal opinion of Graubard Miller, New York counsel to HL, filed as Exhibit 5.2 to the HL Registration Statement (the “GM Opinion”), and this opinion is not intended to address any matters that are addressed by the Arthur Cox Opinion, the BVI Opinion, or the GM Opinion. We have assumed that the original issuance of the HL Warrants was compliant with all organizational documents of HL and the laws of the British Virgin Islands, the State of New York and any other applicable laws, and that the automatic adjustment of the HL Warrants into the Warrants in the manner described in the Business Combination Agreement and in accordance with the Novation Agreement and the Warrant Agreement will be compliant with all organizational documents of the Company and all applicable laws of Ireland. We have not independently verified (x) due authorization, requisite corporate authority of any party, compliance with any applicable laws, or compliance with any party’s organizational documents with respect to the issuance of the HL Warrants, or (y) due authorization, requisite corporate authority of any party, compliance with Irish law, or compliance with any party’s organizational documents with respect to the adjustment of the HL Warrants into the Warrants. We express no opinion with respect to any of the foregoing, and note that the Arthur Cox Opinion, the BVI Opinion and/or the GM Opinion cover such matters. We also express no opinion with respect to compliance with state or federal securities laws or any matters regarding the Class A Ordinary Shares underlying the exercise of the Warrants, including without limitation the due authorization, valid issuance and adequate reservation of such underlying Class A Ordinary Shares.

This opinion is provided as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is based upon our knowledge of the law and facts as of the date hereof and assumes no event will take place in the future which would affect the opinions set forth herein. We assume no duty to communicate with you with respect to any change in law or facts which comes to our attention hereafter.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and for no other purpose, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Feinberg Hanson LLP

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